EXHIBIT a

CODE OF ETHICS AND INSIDER TRADING POLICY

           A primary duty of all directors, officers and employees of HCM and its affiliated companies, when dealing with investment advisory clients, is to conduct themselves in conformance with the highest ethical standards. Thus, no director, officer or employee of HCM will be permitted to engage in any activity that could result in an actual, potential, or perceived conflict of interest, and must avoid any action that may be perceived as a breach of trust.

           HCM (the "Adviser") has determined to adopt this Code of Ethics (the "Code") to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 204-2 of the Investment Advisers Act of 1940 ("Advisers Act") and Rule 17j-l(b)(1) under the Investment Company Act of 1940 ("Investment Company Act").1/

           A.   CODE OF ETHICS.

           1.   DEFINITIONS.

           a. An "Access Person" means (i) any Trustee, Director, Officer or Advisory Person (as defined below) of the Adviser or of any company in a control relationship to the Adviser or (ii) any Trustee, Director, Officer or Advisory Person of the Adviser who, with respect to Advisory Clients (as defined below), makes any recommendation or participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to the Advisory Clients or who, in connection with his or her duties, obtains any information concerning. Securities recommendations being made by such Adviser to the Advisory Clients.

           b. An "Advisory Client" means any individual, group of individuals, partnership, trust or company, including a registered investment company, for whom the Adviser acts as an investment adviser.

           c. An "Advisory Person" means any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Advisory Clients or whose functions relate to any recommendations with respect to such purchases or sales and any natural person in a control relationship with the Adviser who obtains information regarding the purchase or sale of securities.

           d. A "Portfolio Manager" means any person or persons with the direct responsibility and authority to make investment decisions affecting the Advisory Clients.

           e. "Access Persons," "Advisory Persons" and "Portfolio Managers" shall not include any individual who is required to and does file quarterly reports with any investment adviser, sub-adviser, administrator or the principal underwriter substantially in conformity with Rule 17j-1 of the Investment Company Act or Rule 244-2 of the Advisers Act, provided however, that the

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1/ Each registered investment company (the "Funds") managed by the Adviser has adopted a similar Code of Ethics.

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compliance officer of any investment adviser, sub-adviser, administrator or the principal underwriter shall (i) file an annual certification with the Adviser stating that such entity has adopted or approved the continuation of its Code of Ethics, substantially in the form that was provided to the Adviser's Board of Directors at the time when the Adviser's Code of Ethics was adopted; and (ii) notify the Adviser's compliance officer of any violation of such entity's Code of Ethics upon actual knowledge by such compliance officer that a violation had occurred. The Adviser's compliance officer shall report any such violations to the Adviser's Board of Directors in accordance with the provisions of this Code of Ethics.

           f. "Beneficial Ownership" shall be interpreted subject to the provisions of Rule 16a-1(a) (exclusive of Section (a)(1) of such Rule) of the Securities Exchange Act of 1934.

           g. The "Compliance Officer" is the person designated by the Adviser's Board of Directors to monitor the overall compliance with this Code. In addition, the Compliance Officer will provide preclearance of any personal security transaction as required by this Code of Ethics.

           h. "Control" shall have the same meaning as set forth in Section 2(a)(9) of the Investment Company Act. A copy of Section 2(a)(9) of the Investment Company Act is attached as Exhibit 6, which follows this Section XI.

           i. "Purchase or sale of a security" includes, among other things, the writing an option to purchase or sell a security or the purchase or sale of a future or index on a security or option thereon.

           j. "Security" shall have the meaning as set forth in Section 2(a)(36) of the Investment Company Act (in effect, all securities), except that it shall not include securities issued by the U.S. Government (or any other "government security" as that term is defined in the Investment Company Act), bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may be designated by the Board of Directors of the Adviser and shares "of registered open-end investment companies.

           k. A security is "being considered for purchase or sale" when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

           2. STATEMENT OF GENERAL PRINCIPALS. The following general fiduciary principles shall govern the personal investment activities of all Access Persons.

           Each Access Person shall adhere to the highest ethical standards and shall:

           a. at all times, place the interests of the Advisory Clients before his personal interests;

           b. conduct all personal securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility; and

           c. not take any inappropriate advantage of his position with or on behalf of the Advisory Clients.

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           3.   Restrictions on Personal Investing Activities.

           a.   BLACKOUT PERIODS

           No Access Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on a day during which he knows or should have known the Advisory Clients have a pending "buy" and "sell" order in that same security until that order is executed or withdrawn.

           No Advisory Person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within at least seven calendar days before and after the Advisory Clients trade (or has traded) in that security.

           b.   INITIAL PUBLIC OFFERINGS

           No Advisory Person shall acquire any security in an initial public offering for his personal account.

           c.   PRIVATE PLACEMENTS

With regard to private placements, each Advisory Person shall:

           (i) obtain express prior written approval from the Compliance Officer (who, in making such determination, shall consider among other factors, whether the investment opportunity should be reserved for the Advisory Clients, and whether such opportunity is being offered to such Advisory Person by virtue of his position with the Advisory Clients) for any acquisition of securities in a private placement; and

           (ii) after authorization to acquire securities in a private placement has been obtained, disclose such personal investment with respect to any subsequent consideration by the Advisory Clients for investment in that issuer.

      Any express prior written approval received from the Compliance Officer shall be valid only on the day on which it was issued. If the Advisory Clients decide to purchase securities of an issuer, the shares of which have been previously obtained for personal investment by an Advisory Person, that decision shall be subject to an independent review by Advisory Persons with no personal interest in the issuer.

           d.   SHORT-TERM TRADING PROFITS

           No Advisory Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities of which such Advisory Person has beneficial ownership within 60 calendar days without the prior written approval of the Compliance Officer. Any short-term trading profits realized without preclearance shall, unless the Adviser's Board of Directors approves otherwise, be disgorged as directed by the Adviser's Board of Directors.

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           e.   GIFTS

           No Advisory Person shall receive any gift (i.e., anything of more than de minimis value) from any person or entity that does business with or on behalf of the Advisory Clients that poses a potential conflict of interest.

           f.   SERVICE AS A DIRECTOR

           (i) No Advisory Person shall serve on a board of directors of a publicly traded company without prior authorization from the Board of Directors of the Adviser, based upon a determination that such board service would be consistent with the interests of the Adviser and its investors.

           (ii) If board service of an Advisory Person is authorized by the Board of Directors of the Adviser such Advisory Person shall be isolated from the investment making decisions of the Adviser with respect to the company of which he is a director.

           g.   EXEMPTED TRANSACTIONS

           The prohibition of Section III shall not apply to:

           (i) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

           (ii) purchases or sales that are non-volitional on the part of the Access Person or the Advisory Clients, including mergers, recapitalizations or similar transactions;

           (iii) purchases which are part of an automatic dividend reinvestment plan;

           (iv) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

           (v) purchases and sales that receive prior approval in writing by the Compliance Officer as (a) only remotely potentially harmful to the Advisory Clients because they would be very unlikely to affect a highly institutional market, (b) clearly not economically related to the securities to be purchased or sold or held by the Advisory Clients or (c) not representing any danger of the abuses prescribed by Rule 17j-1, but only if in each case the prospective purchaser has identified to the Compliance Officer all factors of which he or she is aware which are potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between his or her transaction and securities held or to be held by the Advisory Clients.

           4.   COMPLIANCE PROCEDURES

           a.   PRECLEARANCE PROCEDURES

           An Access Person may not, directly or indirectly, acquire or dispose of beneficial ownership of a security except as provided below unless:

           (i) such purchase or sale has been precleared and approved by the Compliance Officer;

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           (ii)  the approved transaction is completed on the same day approval is received; and

           (iii) the Compliance Officer has not rescinded such approval prior to execution of the transaction.

           b.   SECURITY TRANSACTIONS REQUIRING PRECLEARANCE

           An Access Person may not, directly or indirectly, acquire or dispose of beneficial ownership of the following securities except as provided in the above preclearance procedures:

           (i) Any registered investment company or other investment company affiliated with the Adviser or any members of the Adviser;

           (ii) any securities issued by the Adviser, its affiliates, or its Advisory Clients;

           (iii) any eligible investment of the Advisory Clients;

           (iv) any mortgage-backed securities (including commercial mortgage backed securities); and

           (v)   any private placements.

           c.    REPORTING

           (i) Coverage: Each Access Person shall file with the Compliance Officer confidential quarterly reports containing the information required in
Section 4.c.(ii) of this Code with respect to all transactions during the preceding quarter in any securities in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, provided that no Access Person shall be required to report transactions effected for any account over which such Access Person has no direct or indirect influence or control (except that such an Access Person must file a written certification stating that he or she has no direct or indirect influence or control over the account in question). All such Access Persons shall file reports, even when no transactions have been effected, representing that no transactions subject to reporting requirements were effected.

           (ii) Filings: Every report shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

           o the date of the transaction, the title and the number of shares and the principal amount of each security involved;

           o the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

           o     the price at which the transaction was affected, and

           o the name of the broker, dealer or bank with or through whom the transaction was effected.

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           (iii) Any report may contain a statement that it shall not be construed as admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

           (iv) Confirmations: All Access Persons shall direct their brokers to supply the Adviser's Compliance Officer on a timely basis, duplicate copies of confirmations of all personal securities transactions.

           d.   REVIEW

           In reviewing transactions, the Compliance Officer shall take into account the exemptions allowed under Section 3.g. Before making a determination that a violation has been committed by an Access Person, the Compliance Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

           e.    DISCLOSURE OF PERSONAL HOLDINGS

           All Advisory Persons shall disclose all personal securities holdings upon commencement of employment and thereafter on an annual basis.

           f.    CERTIFICATION OF COMPLIANCE

           Each Access Person is required to certify quarterly that he or she has read and understood the Adviser's Code and recognizes that he or she is subject to such Code. Further, each Access Person is required to certify quarterly that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

           5.    REVIEW BY THE BOARD OF DIRECTORS

At least annually, the Compliance Officer shall report to the Board of Directors regarding:

           a. All existing procedures concerning, Access Persons' personal trading activities and any procedural changes made during the past year;

           b.    Any recommended changes to the Adviser's Code or procedures;
and

           c. A summary of any violations which occurred during the past year with respect to which significant remedial action was taken.

           6.    SANCTIONS

           a.    SANCTIONS FOR VIOLATIONS ACCESS PERSONS

           If the Compliance Officer determines that a violation of this Code has occurred, he or she shall so advise the Board of Directors and the Board may impose such sanctions as it deems appropriate, including, inter alia, disgorgement of profits, censure, suspension or termination of the employment of the violator. All material violations of the Code and any sanctions imposed as a result thereto shall be reported periodically to the Board of Directors.

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           7.    MISCELLANEOUS

           a.    ACCESS PERSONS

           The Compliance Officer of the Adviser will identify all Access Persons who are under a duty to make reports to the Adviser and will inform such persons of such duty. Any failure by the Compliance Officer to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

           b.    RECORDS

           The Adviser's Compliance Administrator shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31 a-2(f) under the Investment Company Act, and shall be available for examination by representatives of the Securities and Exchange Commission ("SEC"):

           (i) a copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

           (ii) a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

          (iii) a copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

           (iv) a list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place.

           c.    CONFIDENTIALITY

           All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except to the extent required by law.

           d.    INTERPRETATION OF PROVISIONS

The Board of Directors of the Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

           B.    POLICY STATEMENT ON INSIDER TRADING

           HCM forbids any officer, director or employee from trading, either personally or on behalf of others, including mutual funds and private accounts managed by HCM, using material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director and employee of HCM and extends to activities within and outside their duties at HCM. Every officer, director and employee must read and

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retain this policy statement. Any questions regarding HCM's policy and procedures should be referred to the President or his designee.

           The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

           While the law concerning insider trading is not static, it is generally understood that the law prohibits:

           -trading by an insider, while in possession of material non-public information, or

           -trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

           -communicating material non-public information to others.

           The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult HCM's President or his designee.

           1. WHO IS AN INSIDER? The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special, confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, HCM may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, in order for an outsider to be considered an insider, the company must expect the outsider to keep the disclosed non-public information confidential.

           2. WHAT IS MATERIAL INFORMATION? Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it is important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

           Material information does not have to relate to a company's business. For example, in CARPENTER v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the JOURNAL and whether those reports would be favorable or not.

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           In the case of HCM, weekly Net Asset Values (NAVS) on our publicly traded funds are considered material information.

           3. WHAT IS NON-PUBLIC INFORMATION? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Service, The Wall Street Journal or other publications of general circulation would be considered public.

           4.   BASES FOR LIABILITY

           a. FIDUCIARY DUTY THEORY. In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between parties to the transaction such that one party has a right to expect that the other party will not disclose any material non-public information or refrain from trading.

           In DIRKS V. SEC, the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

           b. MISAPPROPRIATION THEORY. Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In Carpenter v. U.S., the Court found in 1987 a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals (such as printers, taxi drivers, etc.) not previously thought to be encompassed under the fiduciary duty theory.

           5. PENALTIES FOR INSIDER TRADING. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all the penalties below even if he or she does not personally benefit from the violation. Penalties include:

           - civil injunctions
           - treble damages
           - disgorgement of profits
           - jail sentences
           - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited
           - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

           In addition, any violation of this policy statement can be expected to result in serious sanctions by HCM, including dismissal of the persons involved.

           6. PROCEDURES TO IMPLEMENT HCM POLICY. The following procedures have been established to aid the officers, directors and employees of HCM in avoiding insider trading, and to aid HCM in preventing, detecting and imposing


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sanctions against insider trading. Every officer, director and employee of HCM must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult with HCM's President or his designee.

           a. IDENTIFYING INSIDER INFORMATION. Before trading for yourself or others, including investment companies or private accounts managed by HCM, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

           - Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

           - Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in REUTERS, THE WALL STREET JOURNAL or other publications of general circulation?

           If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

           - Report the matter immediately to HCM's President or his designee.

           - Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by HCM.

           - Do not communicate the information believed to be material inside or outside HCM other than to the President and/or the Compliance Officer.

           - After HCM's President or his designee has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

           b. QUARTERLY COMPLIANCE REVIEW. The Compliance Department will circulate copies of the Insider Trading Policy and Procedures to all officers, directors and employees of HCM at the end of every calendar quarter. Each employee will be requested to read and familiarize themselves with HCM's Insider Trading Policies and Procedures and will be required to complete and sign a Compliance Acknowledgment that confirms their understanding and compliance with HCM's Insider Trading Policy and Procedures. Copies of HCM's Quarterly Certificate of Compliance, Preclearance Request Form(s) and Initial Employee Package are attached as Exhibits 7, 8 and 9 which follow this Section IX.

           7. RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION. Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within HCM, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be restricted.

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           C.   COMMUNICATIONS WITH MEDIA

           All inquiries from the press must be referred to HCM's President. In the absence of HCM`s President, all press inquiries must be referred to the Director of Marketing and the Compliance Officer.


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